Exhibit 10.1

POLICY FOR DETERMINING FAIR MARKET VALUE
FOR PURPOSES OF TAX WITHHOLDING ON
RESTRICTED SHARE UNITS AND PERFORMANCE SHARE UNITS

This Policy pertains to the following incentive plans (collectively, the “Incentive Plans”):  Liberty Latin America 2018 Incentive Plan and Liberty Latin America 2018 Nonemployee Director Incentive Plan, in each case, as such Incentive Plans may be amended from time to time.

Solely for purposes of determining the tax withholding due upon the vesting or settlement of restricted share units and performance share units under the Incentive Plans (and for the related purpose of valuing shares withheld to satisfy such tax withholding obligations), the Fair Market Value of a share of the class of common shares to which such award relates shall be equal to the closing price of a share of such class of common shares on the trading day next preceding the day that such award vests as reported on the consolidated transaction reporting system for the principal national securities exchange on which shares of such class of common shares are listed on such day or if such shares are not then listed on a national securities exchange, then as quoted by OTC Markets Group Inc.

To the extent necessary, this Policy shall be deemed an amendment to each of the Incentive Plans.

ADOPTED by the Compensation Committee of the Board of Directors on July 8, 2024